CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-8 of our report dated March 27, 2008 relating to the financial statements of Fuqi International, Inc. for the years ended December 31, 2007, 2006, and 2005 included in Fuqi International, Inc.’s Form 10-K for the year ended December 31, 2007 filed on March 28, 2008.

/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Wanchai, Hong Kong
July 22, 2008